Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-162640, 333-167302, 333-172814, 333-180025, 333-187257 and 333-196581) pertaining to the Oncothyreon Inc. Amended and Restated Share Option Plan and Amended and Restated Restricted Share Unit Plan and Form S-3 (No. 333-178726) of our report dated October 22, 2014, with respect to the financial statements of Alpine Biosciences, Inc., formerly known as Andaman Therapeutics, Inc., as of and for the year ended December 31, 2013, incorporated by reference in this Current Report on Form 8-K, as amended, of Oncothyreon Inc. dated October 22, 2014.

/s/ Ernst & Young LLP

Seattle, Washington

October 22, 2014